SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549

                               ------------

                                 FORM 8-K
                              CURRENT REPORT
                  PURSUANT TO SECTION 13 OR 15(d) OF THE
                        THE SECURITIES ACT OF 1934

                               ------------

             Date of report (Date of earliest event reported)
                      May 8, 1998 (February 20, 1998)

                               ------------


                              RCN CORPORATION

          (Exact name of Registrant as specified in its charter)

                   Delaware                                  0-22825                   22-3498533
        (State or other jurisdiction of                    (Commission              (I.R.S. Employer
        incorporation or organization)                    File Number)             Identification No.)
                                                       105 Carnegie Center
                                                    Princeton, NJ  08540-6215
                                                         (609)-734-3700
              (Address and telephone number of Registrant's principal executive offices)


                     (Former Name or Former Address, if Changed Since Last Report)


Item 2.  Acquisition or Disposition of Assets

On January 21, 1998, RCN Corporation, a Delaware corporation ("RCN"), entered into the Agreement and Plan of Merger (the "Erols Merger Agreement") among Erols Internet, Inc., a Delaware corporation ("Erols"), Erol Onaran, Gold & Appel Transfer, S.A., a British Virgin Islands corporation ("Gold & Appel"), RCN and ENET Holding, Inc., a Delaware corporation and a wholly owned subsidiary of RCN ("ENET"), to acquire all of the outstanding shares of common stock of Erols. Erols was merged with and into ENET (the "Erols Merger"), with ENET as the surviving corporation. On February 20, 1998, RCN completed the acquisition of all outstanding common shares of Erols (the "Acquisition").
The approximate total Erols Merger consideration was $29.2 million in cash, 1,730,648 shares (when adjusted for the one for one stock dividend declared on March 9, 1998 and paid on April 3, 1998 ("Stock Dividend")) of RCN common stock, par value $1.00 per share ("RCN Common Stock"), plus the assumption and repayment of $5.8 million of debt (including payment of accrued interest). Additionally, RCN is converting options to purchase approximately 999,000 shares of Erols common stock into options to purchase approximately 699,000 shares of RCN Common Stock at an average exercise price of $3.424 per share. The purchase price was determined pursuant to arm's-length negotiations. The shareholders of Erols at the time of the Erols Merger were Erol Onaran and Gold & Appel. The cash and debt repayment portions of the merger consideration were funded from RCN working capital.

Erols is an Internet service provider which currently serves more than 293,000 mostly residential customers from Boston to Washington.

Item 7.  Financial Statements and Exhibits

(a) Financial statements of Erols
   (continued on the next page)


                Report of Ernst & Young LLP, Independent Auditors





The Board of Directors
Erols Internet, Inc.



     We have audited the accompanying balance sheets of Erols Internet, Inc. as of December 31, 1996 and 1997, and the related statements of operations, stockholders' deficit, and cash flows for the period from August 1, 1995 (inception) to December 31, 1995 and for the years ended December 31, 1996 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Erols Internet, Inc. at December 31, 1996 and 1997, and the results of its operations and its cash flows for the period from August 1, 1995 (inception) to December 31, 1995 and years ended December 31, 1996 and 1997, in conformity with generally accepted accounting principles.



                                                       /s/ ERNST & YOUNG LLP





Vienna, Virginia
January 15, 1998, except for Note 10,
as to which the date is February 20, 1998



                           EROLS INTERNET, INC.

                              BALANCE SHEETS




                                                                                        December 31,
                                                                                ------------------------------
                                                                                      1996             1997
                                                                                -------------    -------------
ASSETS
Current assets:
   Cash and cash equivalents....................................................   $2,540,857       $  103,718
   Accounts receivable, less allowance of $42,000 and $161,000 at December
      31, 1996 and 1997, respectively...........................................      233,508          544,051
   Restricted cash..............................................................           --          150,000
   Note receivable from related parties.........................................      350,000          370,572
   Prepaid expenses and other current assets....................................       21,815           19,953
                                                                                -------------    -------------
Total current assets............................................................    3,146,180        1,188,294
Property and equipment, net.....................................................   10,499,332       17,840,969
Restricted cash.................................................................      850,166          743,353
Deposits........................................................................       63,321          395,711
                                                                                -------------    -------------
Total assets....................................................................  $14,558,999      $20,168,327
                                                                                =============    =============

LIABILITIES AND STOCKHOLDERS' DEFICIT Current liabilities:
   Accounts payable.............................................................   $9,973,259       $8,651,104
   Accrued expenses.............................................................      586,874        1,404,170
   Current portion of unearned revenues.........................................   12,916,864       25,582,996
   Notes payable................................................................      700,000          700,000
   Current portion of capital lease obligations.................................      613,506        1,466,701
   Current portion of deferred gain.............................................       42,444           66,079
                                                                                -------------    -------------
Total current liabilities.......................................................   24,832,947       37,871,050
                                                                                -------------    -------------
Long-term portion of unearned revenues..........................................    3,440,928        8,906,491
Note payable to stockholder.....................................................           --        5,000,000
Long-term portion of capital lease obligations..................................      994,343        1,852,026
Long-term portion of deferred gain..............................................       60,722           66,580
Deferred rent...................................................................      120,611          134,376
Commitments.....................................................................           --               --
Stockholders' deficit:
   Preferred Stock, $.001 par value; 10,000,000 shares authorized...............           --               --
   Common Stock, $.001 par value; 50,000,000 shares authorized; 5,586,492 and 5,836,779 shares issued and outstanding at December 31, 1996 and 1997,
      respectively..............................................................        5,586            5,837
   Additional paid-in capital...................................................    3,127,239        4,066,088
   Deferred stock compensation..................................................     (364,250)        (202,361)
   Accumulated deficit..........................................................  (17,659,127)     (37,531,760)
                                                                                -------------      -----------
Total stockholders' deficit.....................................................  (14,890,552)     (33,662,196)
                                                                                =============      ===========
Total liabilities and stockholders' deficit.....................................  $14,558,999      $20,168,327
                                                                                =============    =============



                          See accompanying notes



                           EROLS INTERNET, INC.

                         STATEMENTS OF OPERATIONS

                                                               Period from
                                                              August 1, 1995           Year ended December 31,
                                                              (inception) to    ----------------------------------
                                                             December 31, 1995        1996               1997
                                                             -----------------  --------------    ---------------
Net revenues:
   Dial access revenues.......................................    $  125,752       $10,948,863      $  33,588,925
   Other revenues.............................................            --                --          2,939,215
                                                               -------------    --------------    ---------------
Total net revenues............................................       125,752        10,948,863         36,528,140
                                                               -------------    --------------    ---------------
Costs and expenses:
   Cost of dial access revenues...............................        63,030         6,002,155         13,338,452
   Cost of other revenues.....................................            --                --          1,198,837
   Operations and customer support............................       125,095         6,227,011          9,930,114
   Sales and marketing........................................       188,314         9,475,585         19,777,437
   General and administrative.................................        90,880         2,092,421          5,584,224
   Depreciation and amortization..............................        16,741         2,013,967          6,360,573
                                                               -------------    --------------    ---------------
Total costs and expenses......................................       484,060        25,811,139         56,189,637
Loss from operations..........................................      (358,308)      (14,862,276)       (19,661,497)
Other income (expense):
   Other expense, net.........................................      (658,421)       (1,628,201)           (49,157)
   Interest expense, net......................................        (1,545)         (150,376)          (161,979)
                                                               -------------    --------------    ---------------
Net loss......................................................   $(1,018,274)     $(16,640,853)      $(19,872,633)
                                                               =============    ==============    ===============


                             See accompanying notes



                              EROLS INTERNET, INC.

                       STATEMENTS OF STOCKHOLDERS' DEFICIT



                                                                                                                          Total
                                              Common Stock            Additional    Deferred Stock   Accumulated     Stockholders'
                                           Shares        Amount    Paid-in Capital   Compensation       Deficit         Deficit
                                          -----------   ---------  ---------------  --------------  -------------   ---------------
Balance at August 1, 1995 .............         --         $ --        $    --      $       --      $       --      $       --
   Net loss ...........................         --           --             --        (1,018,274)     (1,018,274)
                                           ---------    ---------   ------------    ------------    ------------    ------------
Balance at December 31, 1995 ..........         --           --             --              --        (1,018,274)     (1,018,274)
   Contribution of divisional equity to
      Erols Internet, Inc. (Note 1) ...          424         --            1,000            --              --             1,000
   Recapitalization of Erols Internet,
      Inc. (Note 1):
     Retirement of Common Stock of
       Erols Computer, Inc. ...........         (424)        --           (1,000)           --              --            (1,000)
     Issuance of Common Stock of Erols
       Internet, Inc. .................    4,272,023        4,272          5,803            --              --            10,075
   Issuance of Common Stock ...........    1,314,469        1,314      2,757,186            --              --         2,758,500
   Compensatory stock options .........         --           --          364,250        (364,250)           --              --
   Net loss ...........................         --           --             --              --       (16,640,853)    (16,640,853)
                                           ---------    ---------   ------------    ------------    ------------    ------------
Balance at December 31, 1996 ..........    5,586,492        5,586      3,127,239        (364,250)    (17,659,127)    (14,890,552)
   Issuance of Common Stock ...........      250,287          251        938,849            --              --           939,100
   Compensatory stock options .........         --           --             --           161,889            --           161,889
   Net loss ...........................         --           --             --              --       (19,872,633)    (19,872,633)
                                           ---------    ---------   ------------    ------------    ------------    ------------
Balance at December 31, 1997 ..........    5,836,779       $5,837     $4,066,088       $(202,361)   $(37,531,760)   $(33,662,196)
                                           =========    =========   ============    ============    ============    ============




                             See accompanying notes


                              EROLS INTERNET, INC.

                            STATEMENTS OF CASH FLOWS


                                                            Period from
                                                           August 1, 1995
                                                           (Inception) to        Year ended December 31,
                                                           December 31,   ------------------------------
                                                                1995           1996             1997
                                                          --------------- -------------   --------------
OPERATING ACTIVITIES
Net loss ..............................................    $(1,018,274)   $(16,640,853)   $(19,872,633)
Adjustments to reconcile net loss to net cash (used in)
   provided by operating activities:
      Depreciation and amortization ...................         16,741       2,013,967       6,360,573
      Allowance for doubtful accounts .................           --            42,000         119,000
      Gain related to sale-leaseback transactions .....                                        (42,444)
      Stock and stock option compensation expense .....           --              --           161,889
      Changes in operating assets and liabilities:
        Accounts receivable ...........................        (14,764)       (260,744)       (450,115)
        Prepaid expenses and other current assets .....           --           (21,815)          1,862
        Restricted cash ...............................           --          (850,166)        (43,187)
        Deposits ......................................           --           (63,321)       (332,390)
        Accounts payable ..............................         92,400       9,880,859      (1,322,155)
        Accrued expenses ..............................         29,241         557,633         817,296
        Unearned revenues .............................        743,496      15,614,296      18,131,695
        Deferred rent .................................         68,105          52,506          13,765
                                                           -----------    ------------    ------------
Net cash (used in) provided by operating activities ...        (83,055)     10,324,362       3,543,156
INVESTING ACTIVITIES
   Purchases of property and equipment ................       (416,945)    (10,174,143)    (11,350,440)
   Proceeds from disposal of property and equipment ...           --              --            12,172
   Advance under note receivable from related parties .           --          (350,000)           --
                                                           -----------    ------------    ------------
Net cash used in investing activities .................       (416,945)    (10,524,143)    (11,338,268)
FINANCING ACTIVITIES
   Proceeds from notes payable to bank ................        500,000         700,000         600,000
   Proceeds from notes payable to related party .......           --              --         5,000,000
   Payments of notes payable to bank ..................           --          (500,000)       (600,000)
   Payments on obligations under capital leases .......           --          (227,937)       (581,127)
Net proceeds from issuance of Common Stock ............           --         2,768,575         939,100
                                                           -----------    ------------    ------------
Net cash provided by financing activities .............        500,000       2,740,638       5,357,973
                                                           -----------    ------------    ------------
Net increase (decrease) in cash and cash equivalents ..           --         2,540,857      (2,437,139)
Cash and cash equivalents at beginning of period ......           --              --         2,540,857
                                                           -----------    ------------    ------------
Cash and cash equivalents at end of period ............    $      --      $  2,540,857    $    103,718
                                                           ===========    ============    ============
SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid .........................................    $     1,545    $    159,196    $    281,085
                                                           ===========    ============    ============

                             See accompanying notes



                              EROLS INTERNET, INC.

                    NOTES TO FINANCIAL STATEMENTS (continued)

1.       Organization

     Erols Internet, Inc. (the "Company") began operations on August 1, 1995 as a division of OEO, Inc., which changed its name to Erols Internet, Inc. on December 2, 1996. The Company is an Internet service provider ("ISP"), offering a combination of low priced, high quality Internet access in targeted markets located throughout the corridor stretching from Massachusetts to Virginia.

     From its inception on August 1, 1995 through December 2, 1996, the Company operated as a division of OEO, Inc., a company that had two divisions consisting of the Company's ISP operations and a computer, television and video cassette recorder repair division. On December 2, 1996, OEO, Inc. reincorporated in the State of Delaware and changed its name to Erols Internet, Inc. Shortly thereafter, on December 28, 1996, the assets and liabilities of the computer, television and video cassette recorder repair division were spun-off to a newly formed Virginia corporation named Erol's Computer & TV/VCR, Inc.

     The financial statements of Erols Internet, Inc. as of and for the five month period ended December 31, 1995 have been prepared on the basis that Erols Internet, Inc. operated as a division of OEO, Inc. and accordingly, there are no equity accounts such as common stock or paid in capital related to the Internet division. The financial statements of Erols Internet, Inc. as of December 31, 1996 have been prepared on the basis that Erols Internet, Inc. operated as a separately incorporated company and accordingly, reflect the shares of Common Stock issued to the former stockholder of OEO, Inc. as a result of the reincorporation and recapitalization of Erols Internet, Inc. Additionally, the statements of operations for the period from August 1, 1995 (inception) to December 31, 1995 and for the period from January 1, 1996 to December 28, 1996 have been prepared from the historical books and records of the Internet division and include all amounts directly attributable and identifiable to the Internet business as well as indirect expenses, such as physical operating costs and management salaries. The physical operating costs and management salaries were charged based on square feet and hours attributable to the Internet business, respectively.

     The Company has experienced operating losses since its inception as a result of efforts to build its network infrastructure, increase internal staffing, develop its systems and expand into new markets. The Company expects to continue to focus on increasing its subscriber base and geographic coverage. Accordingly, the Company expects its cost and operating expenses and capital expenditures to continue to increase significantly, all of which will have a negative impact on short-term operating results. The online services and Internet markets are highly competitive. The Company believes that existing competitors, Internet-based services, Internet service providers, Internet directory services and telecommunication companies are likely to enhance their service offerings resulting in greater competition for the Company. The competitive conditions could have the following effects: require additional pricing programs, increase spending on marketing, limit the Company's ability to expand its subscriber base and result in increase attrition in the existing subscriber base. There can be no assurance that growth in the Company's revenues or subscriber base will continue or that the Company will be able to achieve or sustain profitability or positive cash flow.

2.       Summary of Significant Accounting Policies

Use of Estimates

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

     For purposes of the statements of cash flows, the Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents. On December 31, 1997, the Company had purchased $5,125,000 of U.S. Government securities under agreements to resell on January 1, 1998. Due to the short-term nature of the agreements, the Company did not take possession of the securities which were held by the Company's asset managers. The market value of the securities approximated the carrying amount at December 31, 1997.

Restricted Cash

     Certain capital lease agreements generally require the Company to maintain restricted cash deposit accounts with a bank which amounted to $850,166 and $893,353 as of December 31, 1996 and 1997, respectively.

Impairment of Long-Lived Assets

     At each balance sheet date, management determines whether any property and equipment or any other assets have been impaired based on the criteria established in Statement of Financial Accounting Standards No. 121 ("SFAS 121"), "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of." The Company made no adjustments to the carrying values of the assets during the period from August 1, 1995 (inception) to December 31, 1995 and during the years ended December 31, 1996 and 1997.

Stock Compensation

     The Company accounts for its stock-based compensation in accordance with APB No. 25 "Accounting for Stock Issued to Employees" ("APB 25") using the intrinsic value method. The Company has made pro forma disclosures required by SFAS No. 123 "Accounting for Stock Based Compensation" ("SFAS 123") using the fair value method.

Revenue Recognition

     The Company recognizes Internet access revenue when the services are provided. During the period from August 1, 1995 (inception) to December 31, 1995 and the years ended December 31, 1996 and 1997, the Company offered one, two and three year contracts for Internet access that are generally paid for in advance by customers. The Company has deferred recognizing revenue on these advance payments and amortizes the amounts to revenue on a straight-line basis as the services are provided.

     The Company allows for cancellations of up to thirty days after service is initiated for a full refund. Any cancellations in the period subsequent to the first thirty days of service are refunded on a pro-rata schedule. The Company reviews its history of cancellations periodically and, when appropriate, records a reserve for estimated amount of returns.

     The Company recognizes web page hosting revenues when the services are rendered. During the year ended 1997, the Company offered monthly and one year contracts to host customers' web pages. The revenues related to these contracts were recognized on the straight line basis over the term of the contract. Revenues from internet classes and product sales are recognized as the service is performed or product shipped.

Costs of Revenues

     Cost of dial access revenues primarily consists of telecommunication expenses inherent in the network infrastructure. Cost of dial access revenues also includes fees paid for lease of the Company's backbone, as well as license fees for Web browser software based on a per user charge, other license fees paid to third-party software vendors, product costs, and contractor fees for distribution of software to new subscribers.

Advertising Costs

     All advertising and promotion costs are expensed as incurred. During the period from August 1, 1995 (inception) to December 31, 1995 and for the years ended December 31, 1996 and 1997, the Company expensed $121,451, $6,530,877 and $12,267,445, respectively, as advertising costs.

Income Taxes

     Prior to December 28, 1996, the Internet Business operated as a division of OEO, Inc. and accordingly, a consolidated tax return for OEO, Inc. was filed. Since OEO, Inc. generated consolidated net losses for the period from August 1, 1995 to December 28, 1996, no provision for income taxes would have been recorded for the consolidated company and, as such, no additional disclosure has been made as to the Internet division's portion of the net losses for tax purposes. In connection with the reincorporation of OEO, Inc. and the spin-off of Erol's Computer & TV/VCR, Inc., the provision for income taxes and the resulting deferred tax asset (see Note 8) for the Company using the liability method was calculated for the period December 2, 1996 through December 31, 1996. There was no provision for income taxes required for this period.

Financial Instruments and Concentration of Credit Risk

     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash, restricted cash and accounts receivable. The cash and restricted cash are held by a high credit quality financial institution. For accounts receivable, the Company performs ongoing credit evaluations of its customers' financial condition and generally does not require collateral. The Company maintains reserves for credit losses, and such losses have been within management's expectations. The concentration of credit risk is mitigated by the large customer base. The carrying amount of the receivables approximates their fair value.

Sources of Supplies

     The Company relies on local telephone companies and other companies to provide data communications. Although management feels alternative telecommunications facilities could be found in a timely manner, any disruption of these services could have an adverse effect on operating results. Although the Company attempts to maintain multiple vendors for each required product, its modems, terminal servers, and high-performance routers, which are important components of its network, are currently acquired from two sources. In addition, some of the Company's suppliers have limited resources and production capacity. If the suppliers are unable to meet the Company's needs as it builds out its network infrastructure, then delays and increased costs in the expansion of the Company's network infrastructure could result, which would affect operating results adversely.

Recent Pronouncements

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Comprehensive Income", which is required to be adopted for the year ended December 31, 1998. SFAS 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in the financial statements and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the Statements of Stockholders' Deficit. The Company will be required to restate earlier periods provided for comparative purposes. The disclosure for comprehensive income is not expected to be material.

3.       Property and Equipment

     Property and equipment, including leasehold improvements, are stated at cost. Depreciation is calculated using the straight-line method over estimated useful lives ranging between three and seven years. Leasehold improvements are amortized over the lesser of the related lease term or the useful life.

     Property and equipment consisted of the following:

                                                            December 31,
                                                     ---------------------------
                                                         1996            1997
                                                     -----------     -----------
Computer equipment .............................     $11,570,218     $24,517,954
Furniture, fixtures, and office equipment ......         721,218       1,378,768
Leasehold improvements .........................         238,604         335,528
                                                     -----------     -----------
                                                      12,530,040      26,232,250
Less accumulated depreciation ..................       2,030,708       8,391,281
                                                     -----------     -----------
                                                     $10,499,332     $17,840,969
                                                     ===========     ===========

4.   Notes Payable

     Pursuant to a promissory note agreement dated December 20, 1995, the Company owed $500,000 to a financial institution as of December 31, 1995. The loan bore interest at an annual rate of 1.5% plus prime rate (10% at December 31, 1995). Prior to the repayment of the loan balance, the loan was collateralized by certain assets of the Company and was guaranteed by an officer and stockholder of the Company. During 1996, the Company repaid the balance of the note plus unpaid interest totaling $16,131.

     As of December 31, 1996 and 1997, the Company had a short-term line of credit arrangement with a bank which allowed for aggregate borrowings up to $700,000. As of December 31, 1996 and 1997, $700,000 was outstanding under this arrangement. The line of credit bears interest at the bank prime rate plus 1-1/2% per annum (10% as of December 31, 1997). As of December 31, 1996 and 1997, the Company has accrued $2,051 and $7,158, respectively, of interest related to this line of credit. The note is due on September 25, 1998. The line of credit is personally guaranteed by an officer and stockholder of the Company. See Note 6.

     During December 1997, the Company entered into a subordinated revolving line of credit agreement, with a maximum borrowing amount of $5,000,000, and a $5,000,000 subordinated note payable agreement with a stockholder. The Company received the proceeds from the $5,000,000 note payable in December 1997 and utilized the proceeds to repay certain accounts payable. The subordinated revolving line of credit and note payable bear interest at a fluctuating rate equal to the greater of 11% per annum or 4-1/2 per annum over the prime rate. The subordinated revolving line of credit agreement provides for an unused facility fee equal to 1/2% of the difference between the average daily balance outstanding and the $5,000,000 maximum borrowing amount, payable quarterly. The revolving line of credit and the note payable are secured by certain assets of the Company. The balance of the note payable, as well as any outstanding borrowings under the line of credit facility, are due upon the acquisition of more than 50% of the Company's outstanding Common Stock or the sale in an underwritten public offering of debt or equity securities issued by the Company.

5.   Commitments

Operating Leases

     The Company leases office space and various office and computer equipment under non-cancelable operating lease agreements. The leases generally provide for renewal terms and the Company is required to pay a portion of the common areas' expenses including maintenance, real estate taxes and other expenses. Rent expense for the period from August 1, 1995 (inception) to December 31, 1995 and for the years ended December 31, 1996 and 1997, was $12,601, $843,615 and $2,236,183, respectively. The Company is also required to pay additional rent based on certain percentages of revenues recorded by the various stores (kiosks) when the revenues exceed certain predetermined amounts. The Company has not incurred any significant additional rent charges to date.

     As of December 31, 1997, payments due under non-cancelable operating leases are as follows:

          1998................................    $   1,301,609
          1999................................          914,082
          2000................................          578,203
          2001................................          461,561
          2002................................          314,831
                                                ---------------
                                                  $   3,570,286
                                                ===============

Capital Leases

     The Company leases certain office and computer equipment as a result of sales-leaseback agreements, which will be accounted for as capital leases. The Company recorded approximately $192,000 of deferred gain related to the difference between the sale price of the equipment and present value of the minimum lease payments. The Company will amortize the deferred gain to other income over the lease term. Computer equipment held under capital leases at December 31, 1996 and 1997 amounted to $1,956,407 and $4,320,349, respectively. Accumulated amortization related to this equipment amounted to $480,384 and $1,329,551 at December 31, 1996 and 1997, respectively. Amortization related to capital leased equipment is included in depreciation and amortization expense. The non-cash portion of these transactions has been excluded from the Statements of Cash Flows.

     As of December 31, 1997, future minimum lease payments under the capital leases are as follows:


1998...............................................    $    1,805,933
1999...............................................         1,487,236
2000...............................................           536,826
                                                     ----------------
                                                            3,829,995
Less interest......................................          (511,268)
                                                     ----------------
Present value of net minimum payments..............         3,318,727
Less current portion...............................         1,466,701
                                                     ----------------
                                                       $    1,852,026
                                                     ================

Letters of Credit

     During 1996 and 1997, in connection with capital lease agreements, the Company obtained several letters of credit with a financial institution in the amounts of the lease obligations. As collateral for these letters of credit, the financial institution required that the Company invest certain amounts in certificate of deposits at the financial institution. The total amount of cash restricted in connection with these letters of credit is approximately $905,000 and $837,000 at December 31, 1996 and 1997, respectively. The certificates of deposit bear interest at a rate of 4.7%, mature in one year and are renewable at the option of the financial institution. The letters of credit expire in 1998 and will be automatically renewed, subject to certain withdrawal privileges by the Company, by the financial institution for an additional one year period for each year under which the capital lease obligations are outstanding.

Employment Agreements

     During 1996 and 1997, the Company executed employment agreements with certain key executives under which the Company is required to pay the following base salaries annually over the next two years:


1998......................................     $      840,000
1999......................................            225,000
                                             ----------------
                                               $    1,065,000
                                             ================


Other Commitments

     Effective January 31, 1997, the Company entered into an ISP License Agreement with a vendor. The Company agreed to license a minimum of 1,000,000 software mailbox products in exchange for $3,000,000, which is to be paid in quarterly installments over the next three years. After exceeding the 1,000,000 software mail box products, the Company may license additional mailbox products for a fee of $3.00 per mailbox.

6.   Related Party Transactions

     Since inception, the Company has shared common facilities and operating costs such as executive management salaries, accounting, supplies, marketing, etc., with Erol's Computer & TV/VCR, Inc. (the "Affiliated Company") which shares common ownership with the Company. During the period from August 1, 1995 (inception) to December 31, 1995 and the years ended December 31, 1996 and 1997, $11,530, $721,557 and $0 were charged to operations related to shared facilities and operating costs, respectively.

     The Company executed a promissory note agreement with an Individual (the "Individual"), an officer and stockholder of the Company, and the Affiliated Company, whereby the Company agreed to loan $350,000 to the Individual and the Affiliated Company. The note bears annual interest at a rate equivalent to the federal rate, defined by the Internal Revenue Code. The balance of the note plus compounded interest will become due to the Company three weeks after the date on which the short-term line of credit arrangement expires and the Individual has been released as a guarantor of the line of credit arrangement with the bank.

     Since inception in August 1995 through December 31, 1996, Erols Internet paid certain expenses related to the Affiliated Company on behalf of the Affiliated Company. These expenses amounted to $658,422 and $1,645,511 during the period from August 1, 1995 (inception) to December 31, 1995 and during the year ended December 31, 1996, respectively. Since there is no intention to repay these amounts to the Company, the Company has written off the receivable and has included the amount in other expense in the Statements of Operations.

     Effective January 1, 1997, the Company entered into a five year management agreement with Erol's Computer & VCR (the "Affiliated Company"). Pursuant to this agreement, the Company will provide office space, general and administrative services, sales services and print advertising services to the Affiliated Company in exchange for a management fee. The management fee is based on actual direct labor charges to the Affiliated Company and an allocation of facilities costs based on square feet used by the Affiliated Company. During the year ended December 31, 1997, the management fee amounted to $58,784. The $58,784 is included in accounts receivable as of December 31, 1997. During December 1997, the parties agreed to terminate the agreement effective December 31, 1997.

     The Company purchased computer equipment for resale and internal use from the Affiliated Company. During the year ended December 31, 1997, purchases amounted to $532,714.

7.   Stockholders' Deficit

Equity transactions

     During 1995, the Company operated as a division of OEO, Inc. and accordingly, had no Common Stock outstanding. During 1996, as a part of the reorganization, the sole common stockholder was issued 4,272,023 shares of voting Common Stock, par value $0.001 in Erols Internet, Inc.

     In December 1996, the Company completed a private placement to raise total proceeds of approximately $3,000,000 from an outside investor (the "Minority Stockholder"). The Company sold 1,314,469 shares of voting Common Stock at $2.29 per share.

     In May 1997, the Company completed a private placement to raise total proceeds of approximately $500,000 from the Minority Stockholder. The Company sold 131,447 shares of voting Common Stock at $3.80 per share.

     In September 1997, the Company completed a private placement to raise total proceeds of approximately $500,000 from the Minority Stockholder. The Company sold 114,600 shares of voting Common Stock at $4.36 per share.

     On December 4, 1997, the Board of Directors and stockholders of the Company approved a 1 for 2.3583672 reverse stock split of the Company's $0.001 par value voting Common Stock, which became effective on December 5, 1997. In addition, the Company eliminated the authorized non-voting Common Stock. All references in the accompanying financial statements to the number of shares of Common Stock and per-share amounts have been restated to reflect these transactions.

Stock Option Plan

     During 1996, the Company adopted a stock option plan (the "Option Plan") which permits the Company to grant up to 657,234 voting Common Stock options to employees, board members and others who contribute materially to the success of the Company. During 1997, the Company increased the number of options available for grant under the plan to 826,843. Stock options are generally granted at prices which the Company's Board of Directors believes approximates the fair market value of its Common Stock at the date of grant. Individual grants generally become exercisable ratably over a period of three years from the date of hire. The contractual term of the options is ten years from the date of grant.

     In December 1996, the Company issued 328,617 options to a certain officer at an exercise price of $1.18 which was considered to be below fair market value at the time of the option grant. Accordingly, the Company recorded deferred stock compensation of $364,250 which will be amortized to expense over the vesting period of three years beginning in January 1997, of which $161,889 was recognized as expense during 1997.


     Common stock option activity was as follows:

                                               Year ended December 31,
                                             1996                   1997
                                      -------------------  ---------------------
                                                Weighted                Weighted
                                       Number    Average                 Average
                                         of     Exercise                Exercise
                                       Shares    Price        Shares     Price
                                      -------   --------   ----------  ---------
Outstanding at beginning of year ....      --     $  --      455,823    $ 1.49
Options granted ..................... 455,823      1.49      675,611      3.04
Options exercised ...................      --        --       (4,240)     3.32
Options canceled or expired .........      --        --      (75,333)     2.29
                                      -------     -----    ---------    ------
Outstanding at end of year .......... 455,823     $1.49    1,051,861    $ 2.42
                                      =======     =====    =========    ======
Exercisable at year-end .............      --     $  --      264,278    $ 1.91
                                      =======     =====    =========    ======


     As of December 31, 1997, there were 95,119 options available for future grants under the Option Plan.

     The following table summarizes information about fixed-price stock options outstanding at December 31, 1997:


                                                            Options Outstanding                 Options Exercisable
                                                 -----------------------------------------  -----------------------------
                                                     Number         Average     Weighted-       Number       Weighted-
                                                 Outstanding at    Remaining     Average    Exercisable at    Average
                                                  December 31,    Contractual    Exercise    December 31,    Exercise
Range of Exercise Prices                              1997            Life         Price         1997          Price
------------------------                         ------------------------------------------------------------------------
Lss than $2.30.................................    784,238        9.0           $ 1.82      253,332           $ 1.81
$2.30 - $4.75...................................    267,623       9.0             4.18       10,946             4.17
                                                  ---------                       ----      -------             ----
$1.18 - $4.55...................................  1,051,861                       2.42      264,278             1.91
                                                  =========                    =======      =======           ======


     Had compensation expense related to the stock option plan been determined based on the fair value at the grant date for options granted during the period from August 1, 1995 to December 31, 1995 and for the years ended December 31, 1996 and 1997 consistent with the provisions of SFAS 123, the Company's net loss would have been as follows:



                               Period from
                              August 1, 1995
                              (inception) to        Years Ended December 31,
                               December 31,
                                  1995             1996              1997
                            --------------  ---------------   ----------------


Net loss--pro forma......... $ (1,018,274)   $ (16,690,399)   $ (20,086,156)
                             ============    =============    =============


     The effect of applying SFAS 123 on 1995, 1996 and 1997 pro forma net loss as stated above is not necessarily representative of the effects on reported net loss for future years due to, among other things, the vesting period of the stock options and the fair value of additional stock options in future years.

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing fair value model with the following weighted-average assumptions used for grants in 1996 and 1997: dividend yield of 0%, expected volatility of 70%; risk-free interest rate of 6.5%; and expected terms from 3 to 4 years. The weighted average fair values of the options granted in 1996 and 1997 with a stock price equal to the exercise price is $1.31 and $1.79, respectively. The weighted average fair value of the options granted in 1996 with a stock price greater than the exercise price in 1996 is $0.38.

Reserve for Issuance

     As of December 31, 1997, the Company had reserved 11,151,220, respectively, shares of non-voting common stock, preferred stock and voting Common Stock options.

8.   Income Taxes

     Net deferred income tax assets are as follows:

                                                  December 31,
                                      -------------------------------
                                             1996             1997
                                      --------------   --------------
Unearned revenue                      $    1,307,553   $    7,766,210
Operating loss carryforwards               1,913,864        2,793,213
Provision for bad debts                       15,960           61,305
Accrued vacation                                  --           50,005
Deferred rent                                     --           51,009
Stock options                                     --           61,452
Depreciation                                (228,000)        (267,131)
                                      --------------   --------------
Deferred tax assets                        3,009,377       10,516,063
Valuation allowance                       (3,009,377)     (10,516,063)
                                      --------------   --------------
Net deferred tax assets               $           --   $           --
                                      ==============   ==============


     At December 31, 1997, the Company has net operating loss carryforwards amounting to approximately $7,358,305. Operating loss carryforwards expire in 2010 and 2011.

9.   Contingencies

     On September 1, 1997, a motion for judgment was filed against the Company in Virginia state court by the Company's former Vice President, Marketing. The motion for judgment alleges breach of contract and wrongful termination and seeks punitive and compensatory damages of approximately $1,000,000. Additionally, the Company's former Vice President, Marketing seeks to exercise certain stock options. Discovery has just been initiated and, therefore, it is premature to reach an opinion on liability or the extent of exposure. However, the Company believes that it has a meritorious defense and is conducting a vigorous defense. The Company doesn't believe that the conclusion of this matter will materially affect the Company's financial position or results of operations.

10.  Subsequent Event

     On January 21, 1998, the Company entered into an Agreement and Plan of Merger with RCN Corporation ("RCN"). In the transaction, RCN will issue common stock and replacement stock options valued at $48,500,000 and pay $35,000,000 in cash, including the assumption and repayment of the $5,700,000 note payable, in exchange for all of the outstanding equity securities of Erols Internet, Inc. The Agreement and Plan of Merger was closed on February 20, 1998.

     In conjunction with the merger agreement with RCN, certain outstanding options held by two employees of the Company became fully vested. Additionally, all outstanding options held by non-employees will fully vest and be repurchased by the Company at a price equal to the difference between $14 and the option exercise price multiplied by the number of outstanding options.





(b) Pro Forma Financial Information


           UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

               Prior to September 30, 1997, RCN was operated as part of C-TEC Corporation ("C-TEC"). The following Unaudited Pro Forma Consolidated Statement of Operations sets forth the historical statements of operations of RCN for the year ended December 31, 1997 and as adjusted for the distribution by C-TEC of all of its interest in the RCN businesses to its stockholders on September 30, 1997 (the "Distribution"), the acquisition (the "Freedom Acquisition") of the 19.9% minority interest in Freedom New York, L.L.C. ("Freedom"), the offering (the "1997 Notes Offering") of the 10% Senior Notes due 2007 and of the 11(1)/(8)% Senior Discount Notes due 2007 (together, the "1997 Notes"), the acquisition (the "Acquisition") of Erols, and the offering (the "Notes Offering") of the 9.80% Senior Discount Notes due 2008 (the "Notes"), and the related transactions and events described in the notes thereto, as if such transactions and events had been consummated on the first day of the period. The following Unaudited Pro Forma Consolidated Balance Sheet sets forth the historical balance sheet of RCN as of December 31, 1997, and as adjusted for the transactions and events described in the notes thereto as if such transactions and events had been consummated on December 31, 1997.

               Management believes that the assumptions used provide a reasonable basis on which to present such Unaudited Pro Forma Consolidated Financial Statements. The Unaudited Pro Forma Consolidated Financial Statements should be read in conjunction with the historical Financial Statements and notes thereto. The Unaudited Pro Forma Consolidated Financial Statements are provided for information purposes only and should not be construed to be indicative of RCN's results of operations or financial condition had the Distribution and the transactions and events described above been consummated on the dates assumed, may not reflect the results of operations or financial condition which would have resulted had RCN been operated as a separate, independent company during such period, and are not necessarily indicative of RCN's future results of operations or financial condition.



                                RCN CORPORATION
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                          Year ended December 31, 1997
        ($ in thousands, except per share amounts and number of shares)


                                                                                          Liberty/             Adjustments
                                                   Adjustments          Pro Forma         Freedom            for Issuance
                                     RCN               for                 for          Acquisitions           of the 1997
                                 Historical       Distribution        Distribution      Adjustments              Notes
                                 -----------     --------------    ----------------   ---------------    --------------------
Sales.........................   $   127,297                       $   127,297
Cost and expenses, excluding
    depreciation and
    amortization..............       134,967                           134,967
Nonrecurring charges..........        10,000                            10,000

Depreciation and
    amortization..............        53,205                            53,205          $ 1,250 (1)
                                 -----------     --------          -----------           ------          ---------
Operating (loss)..............       (70,875)                          (70,875)          (1,250)
Interest income...............        22,824     $ (8,686)(2)           14,138
Interest expense..............       (25,602)      (5,654)(3)          (20,796)                          $ (50,221)(4)
                                                   10,460 (5)

Other (expense) income, net...           131                               131
                                 -----------     --------          -----------           ------          ---------
(Loss) before income taxes....       (73,522)      (3,880)             (77,402)          (1,250)           (50,221)

(Benefit) for income taxes....       (20,849)      (1,358)(6)          (22,207)            (437)(7)        (17,577)(4)
                                 -----------     --------          -----------           ------          ---------
(Loss) before equity in
    unconsolidated entities
    and minority interest.....       (52,673)      (2,522)             (55,195)            (813)           (32,644)
Equity in (loss) of
    unconsolidated entities...        (3,804)                           (3,804)
                                 -----------     --------          -----------           ------          ---------
Income (loss) before
    extraordinary charge and
    minority interest in
    loss of consolidated
    entities..................   $   (56,477)    $ (2,522)         $   (58,999)          $ (813)         $ (32,644)
                                 ===========     ========          ===========           ======          =========
Unaudited pro forma (loss)
    before extraordinary
    charge and minority
    interest per
    common share..............   $     (1.03)                      $     (1.07)
Weighted average number of
    common shares and
    common stock equivalents
    outstanding...............    54,965,716                        54,965,716






                                                                          Adjustments
                                                    Acquisition           for Issuance
                                       Erols        Adjustments            of the 1998
                                   Historical(8)     for Erols                Notes       Pro Forma
                                  --------------   --------------       ---------------- -----------
Sales.........................    $ 36,528         $  (22,552)(9)                         $ 141,273
Cost and expenses, excluding
    depreciation and
    amortization..............      49,829            (30,764)(9)                           154,032
Nonrecurring charges..........                                                               10,000

Depreciation and
    amortization..............       6,360                606 (10)                           61,421
                                  --------         ----------          ---------         ----------
Operating (loss)..............     (19,661)             7,606                               (84,180)
Interest income...............                                                               14,138
Interest expense..............        (162)               100          $ (34,958)(12)      (106,037)


Other (expense) income, net...         (49)                                                      82
                                  --------         ----------          ---------         ----------
(Loss) before income taxes....     (19,872)             7,706            (34,958)          (175,997)

(Benefit) for income taxes....                         (9,338)(11)       (12,235)(12)       (61,794)
                                  --------         ----------          ---------         ----------
(Loss) before equity in
    unconsolidated entities
    and minority interest.....     (19,872)            17,044            (22,723)          (114,203)
Equity in (loss) of
    unconsolidated entities...                        (13,420) (9)                          (17,224)
                                  --------         ----------          ---------         ----------
Income (loss) before
    extraordinary charge and
    minority interest in
    loss of consolidated
    entities..................    $(19,872)        $    3,624         $ (22,723)        $ (131,427)
                                  ========         ==========          =========         ==========
Unaudited pro forma (loss)
    before extraordinary
    charge and minority
    interest per
    common share..............                                                           $    (2.32)
Weighted average number of
    common shares and
    common stock equivalents
    outstanding...............                      1,730,648 (18)                          56,696,364


               See Notes to Unaudited Pro Forma Consolidated Financial Statements


                                RCN CORPORATION
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                               December 31, 1997
                                ($ in thousands)


                                                                    Adjustments
                                                                        for            Adjustments
                                      RCN              Erols        Acquisition      for Issuance of
                                   Historical      Historical(8)     of Erols           the Notes       Pro Forma
                                   -----------    --------------    -------------   -----------------   ----------
ASSETS
Current Assets
 Cash and temporary cash
   investments..................     $222,910        $104           $(35,000)(13)     $344,587 (17)     $  532,601
 Short term investments.........      415,603                                                              415,603
 Accounts receivable from
   related parties..............        9,829                                                                9,829
 Accounts receivable, net of
   reserve for doubtful
   accounts.....................       17,815         544                                                   18,359
 Unbilled revenues..............        1,695                                                                1,695
 Material and supply
   inventory, at average cost...        2,745                                                                2,745
 Prepayments and other..........        5,314         390                                                    5,704
 Investments restricted for
   debt service.................       22,500         150                                                   22,650
 Deferred income taxes..........        4,821                                                                4,821
                                   ----------     -------           --------          --------          ----------
Total current assets............      703,232       1,188            (35,000)          344,587           1,014,007
                                   ----------     -------           --------          --------          ----------
Property, plant and equipment...      307,759      26,232                                                  333,991
Accumulated depreciation........      107,419       8,391             (8,391)(14)                          107,419
                                   ----------     -------           --------          --------          ----------
 Net property, plant and
   equipment....................      200,340      17,841              8,391                               226,572
Investments.....................       70,424                         51,937 (15)                          122,361
Investments restricted for debt
 service........................       39,411         743                                                   40,154
Intangible assets, net..........       96,547                          9,169 (14)                          105,716
Deferred charges and other
assets..........................       41,038         396                                6,000 (17)         47,434
                                   ----------     -------           --------          --------          ----------
Total Assets....................   $1,150,992     $20,168           $ 34,497          $350,587          $1,556,244
                                   ==========     =======           ========          ========          ==========

                                 See Notes to Unaudited Pro Forma Consolidated Financial Statements


                                RCN CORPORATION
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                               December 31, 1997
                                ($ in thousands)

                                                                     Adjustments
                                                          Erols          for                 Adjustments
                                          RCN          Historical    Acquisition           for Issuance of
                                       Historical          (8)         of Erols              the Notes             Pro Forma
                                       -----------  --------------   -------------      --------------------  -----------------
LIABILITIES AND
SHAREHOLDERS' EQUITY
Current Liabilities
 Accounts payable to related
   parties..........................       $3,748                                                                  $3,748
 Accounts payable...................       24,835          $8,651                                                  33,486
 Advance billings and customer
   deposits.........................        7,318          25,583       $(15,624)(15)                              17,277
 Accrued interest...................        5,549                                                                   5,549
 Accrued contract settlements.......        3,126                                                                   3,126
 Accrued cable programming
   expense..........................        3,498                                                                   3,498
 Accrued expenses and other.........       21,631           1,470           (100)(13)                              23,001
 Current maturities of debt.........                        2,167           (700)(13)                               1,467
                                       ----------         -------        -------        --------               ----------
Total current liabilities...........       69,705          37,871        (16,424)                                  91,152
                                       ----------         -------        -------        --------               ----------
Long-term debt......................      686,103           6,852         (5,000)(13)   $350,587 (17)           1,038,542
Deferred income taxes...............       19,612                         14,626 (14)                              34,238
Other deferred credits..............        2,596           9,107         (5,439)(15)                               6,264
Minority interest...................       16,392                                                                  16,392
Commitments and contingencies
Common shareholders' equity.........      356,584         (33,662)        46,734 (16)                             369,656
                                       ----------         -------        -------        --------               ----------
Total liabilities and shareholders'
 equity.............................   $1,150,992         $20,168        $34,497        $350,587               $1,556,244
                                       ==========         =======        =======        ========               ==========

                                 See Notes to Unaudited Pro Forma Consolidated Financial Statements


    RCN CORPORATION NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL
                                STATEMENTS
                            (dollars in thousands)

               The Unaudited Pro Forma Consolidated Statement of Operations and Balance Sheet of RCN assume that RCN was an autonomous entity rather than a wholly owned subsidiary of C-TEC for the periods shown. The Pro Forma adjustments, as described below, are keyed to the corresponding amounts shown in the relevant statement. All share and per share data of RCN Common Stock have been restated to reflect the Stock Dividend.

          (1) Adjustment to reflect the additional depreciation and amortization of $1,250 in 1997 resulting from the acquisition of the minority interest of Freedom in March 1997 and to present the information as if the acquisition of the minority interest of Freedom had occurred at the beginning of 1997. See Note 4 to the Consolidated Financial Statements.

          (2) Adjustment to eliminate interest income of $8,686 for the year ended December 31, 1997, net of income taxes of $(3,040) on outstanding intercompany notes payable owed to RCN of which $110,000 was repaid and the remaining balance was treated as capital contributions from RCN to the borrower.

          (3) Adjustment to reflect interest expense and amortization of debt issuance costs of $5,654 for the year ended December 31, 1997 net of income taxes of $(1,979) on new third party debt of $110,000 which was incurred.

          (4) Adjustment to reflect interest expense and amortization of debt issuance costs related to the issuance of the 1997 Notes aggregating $50,221 for the year ended December 31, 1997, net of income taxes of $17,577.

          (5) Adjustment to eliminate interest expense and amortization of debt issuance costs of $10,460 for the year ended December 31, 1997 and related income taxes of $3,661 on existing outstanding third party debt that was repaid and on outstanding intercompany notes payable owned by RCN which were treated as capital contributions to RCN from the borrower.

            (6) Income tax effects for the distribution adjustments are summarized as follows:

                                                               Year Ended
                                                            December 31,1997
                                                          Benefit (provision)
                                                          -------------------
Elimination of interest expense and amortization of debt
  issuance costs on existing outstanding third party debt
  (see Note 5)..............................................        $3,661
Incurrence of interest expense and amortization of debt
  issuance costs on new third party debt (see Note 3).......        (1,979)
Elimination of interest income on outstanding
  intercompany notes (see Note 2)...........................        3,040)
  Total.....................................................      $(1,358)





          (7) Adjustments to income taxes of $(437) relating to additional depreciation and amortization in 1997 due to the acquisition of a 19.9% minority interest in Freedom in March 1997 (see Note 1).

          (8) In February 1998, RCN completed the acquisition of Erols, Washington, D.C.'s largest Internet service provider, for $29,200 in cash, 1,730,648 newly issued shares of RCN Common Stock plus the assumption and repayment of $5,800 of debt (including payment of accrued interest). Additionally, RCN is converting approximately 998,719 stock options for Erols common stock into options to purchase 699,104 shares of RCN Common Stock at an average exercise price of $3.424 per share. RCN accounted for this transaction under the purchase method of accounting and accordingly, the financial statements of Erols are not consolidated with RCN's historical financial statements as of and for the year ended December 31, 1997. The financial information of Erols was provided by Erols.

          (9) Such adjustments include a pro forma allocation of historical operating results of Erols to the joint venture with Potomoc Electric Power Company ("PEPCO") (see Note 15) based upon the relationship of the number of subscribers expected to be contributed to the joint venture to the total number of subscribers acquired in the merger. RCN's share of such operating results, including the depreciation and amortization effects of the allocation of a portion of the total purchase price to the joint venture, representing the assumed value of the subscribers to be contributed to the joint venture, are included in the adjustment for "equity in the loss of unconsolidated entities."

          (10) Such adjustment reflects the increase in depreciation and amortization for the effect of the fair value adjustment of the net assets of Erols acquired. (See Note 14.) Amortization of such excess over a five year period has been assumed, although a shorter life may result based on the study discussed in Note 14. Also, as discussed in Note 14, a portion of the excess is expected to be allocated to certain in-process research and development projects which has resulted in a ratable reduction of pro forma amortization expense. The final allocation to in-process research and development may differ from the preliminary estimate.

          (11) Adjustment to reflect the tax effect of the pro forma adjustments, including the tax effect of the historical results of operations of Erols.

          (12) Adjustment to reflect interest expense and amortization of debt issuance costs related to the issuance of the Notes aggregating $34,958 for the year ended December 31, 1997, net of income taxes of $12,235.

          (13) Adjustment to reflect $29,200 cash portion of the consideration for the merger, $5,800 of debt (including accrued interest) of Erols outstanding at December 31, 1997 which RCN repaid at closing and other capitalized transaction costs.

          (14) RCN allocated the purchase price for Erols (see Note 8) on the basis of the fair market value of the assets acquired and liabilities assumed. RCN has undertaken a study to determine such fair market values, including in-process research and development. Such fair market values may differ from the allocations assumed in the pro forma financial statements. The impact on deferred tax balances was included in the above-referenced fair value adjustments. Erols' historical property, plant and equipment has been adjusted to its estimated fair value based upon its depreciated cost. The remaining excess of consideration over the historical book value of Erols net assets acquired has been preliminarily allocated to subscriber base, goodwill and other intangible assets. The amounts preliminarily allocated to subscriber base, goodwill and other intangible assets have been ratably reduced by the portion of the purchase price expected to be allocated to in-process research and development. Such acquired research and development would result in a charge which would initially be recognized in the period in which the RCN/Erols merger occurred.

          (15) A subsidiary of RCN is a party to a joint venture with a subsidiary of PEPCO, to provide the greater Washington, D.C. area residents and businesses local and long-distance telephone, cable television, and Internet services as a package from a single source. As a result of this joint venture, RCN expects to contribute to the joint venture the subscribers acquired in the merger with Erols which are located in the relevant joint venture market. The joint venture partners of Starpower Communications, LLC ("Starpower") are currently negotiating the terms of such contribution. The value of such contribution for accounting purposes is estimated to be approximately $51,937. The joint venture is accounted for under the equity method of accounting. As a result, RCN's contribution is reflected as an increase in "Investments." Additionally, RCN expects that Starpower will assume the liability for the unearned revenue related to the subscribers contributed to Starpower.

          (16) Adjustment to reflect the elimination of Erols' deficit, the issuance of 1,730,648 shares of RCN stock as a portion of the consideration for the merger and the estimated write-off of acquired in-process research and development. (See Note 8.)

          (17) Adjustment to reflect the issuance in February 1998 of $350,587 of the Notes. The debt issuance costs of $6,000 are included in "deferred charges and other assets" and are amortized over the term of the Notes.

          (18) Represents adjustment for shares to be issued in connection with the acquisition of Erols. (See Note 8.)

               (c) Exhibits (previously filed)

      2.1 Agreement and Plan of Merger dated as of January 21, 1998 among Erols Internet, Inc., Erol Onaran, Gold & Appel Transfer, S.A., RCN Corporation and ENET Holding, Inc.

      2.2 Amendment No. 1 to Merger Agreement

      99  Press release announcing the closing of the Erols acquisition


                                SIGNATURES

               Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on this 8th day of May, 1998.

                                       RCN CORPORATION



                                       By: /s/ Bruce C. Godfrey
                                           ----------------------------------
                                           Bruce C. Godfrey
                                           Executive Vice President and Chief
                                           Financial Officer